Exhibit 10.1

[Citibank Europe plc Letterhead]

FROM:	Citibank Europe plc (the “Bank”)

TO:

AXIS Specialty Limited (“ASL”)

AXIS Re SE (formerly, AXIS Re Limited)

AXIS Specialty Europe SE (formerly,

AXIS Specialty Europe Limited)

AXIS Insurance Company

AXIS Surplus Insurance Company

AXIS Reinsurance Company

(the “Companies”; each, a “Company”)

Date	27th March 2017

Dear Sirs,

1.	Committed letter of credit facility – Facility Number 2

Further to recent discussions, Citibank Europe plc (the “Bank”) is pleased to confirm its committed letter of credit issuance facility (the “Facility”) subject to the terms and conditions set out in this Letter.

The Bank and the Companies agree that the Facility detailed herein (“Facility Number 2”) will be effective on and from 27th March 2017 (the “Effective Date”). The Bank and the Companies hereby agree that the Companies may request that the Bank issue a Credit under Facility Number 2 only if and when the Existing Facility (as defined in the Amendment to the Pledge Agreement, executed on or about the date hereto) has been fully utilised.

2.	Amount

Facility Number 2 shall be in a maximum aggregate amount of USD 250,000,000 (two hundred fifty million United States dollars) (the “Aggregate Facility Limit”).

Should the Companies wish to reduce the Aggregate Facility Limit, it may do so upon written notification to the Bank. The notification (the “Notification”) must (i) specifically reference this Letter and (ii) clearly state the new facility limit that is to apply to the Aggregate Facility Limit, as applicable (“the New Limit”). The New Limit will take effect as a revised Aggregate Facility Limit, as applicable, five Business Days following receipt, by the Bank, of the Notification;

3.	Facility Documents

The Companies listed below have entered or shall enter into the following documents in relation to Facility Number 2:

(a)	Insurance Letters of Credit—Master Agreement (Form 3/CEP) dated 14th May, 2010, as amended (the “Master Agreement”) signed by the Companies;

(b)	Pledge Agreement dated 14[h] May, 2010 and as amended, restated, supplemented or otherwise modified from time to time (“the Pledge Agreement”) signed by AXIS Speciality Limited;

(c)	Collateral Account Control Agreement dated 19th May, 2015 (“the Account Control Agreement”) signed by AXIS Speciality Limited;

(d)	Facility Fee Letter dated on or around the date of this letter (“the Facility Fee Letter”) signed by the Companies.

In the event of any inconsistency between the terms of this letter and the terms of any Facility Document, the terms of this letter shall prevail.

4.	Conditions precedent

No Company shall request the issue of any Credit until the Bank has received the documents and other evidence specified below in a form and substance satisfactory to the Bank (each a “Condition Precedent”):

(a)	the enclosed duplicate of this Letter, duly executed on behalf of each Company;

(b)	the Facility Fee Letter duly executed on behalf of each Company;

(c)	such other documents, information and other evidence as the Bank may reasonably require prior to the date of issuance of the initial Credit in order to comply with the Bank’s anti-money laundering and other know-your-customer policies and procedures, including (without limitation) copies of reports from each Company’s external auditors and details of each Company’s directors and owners.

5.	Utilisation requests

5.1	Whenever a Company wishes the Bank to issue a Credit under Facility Number 2, it shall give a duly completed application form in accordance with the Master Agreement.

5.2	The Bank shall be entitled to examine each request to issue a Credit on a case-by-case basis and, notwithstanding clause 1(a)(i) of the Master Agreement during the continuance of this Letter, shall only be entitled to decline any such request where:

(a)	such request would cause the Bank to be in breach of any law of any jurisdiction (including non-exclusively any breach of sanctions imposed by the law of the United States of America);

(b)	there is a failure to deposit in a securities account with the Securities Intermediary a deposit in an amount required under the terms of the Pledge Agreement; or

(c)	The tenor of the Credit extends beyond 31st March 2019;

The Bank may, in its sole discretion consider applications for Credits that are outside the terms of this Letter. Any such requests will be considered on a case-by-case basis and will be subject to the terms of any Facility Documents then existing.

6.	Interest

6.1	Upon receipt from the Beneficiary of any Credit of any notice of a drawing under such Credit, the Bank shall notify promptly the relevant Company thereof. On the Business Day on which the Company shall have received such notice (or, if the Company shall have received such notice later than 10:00 a.m. on any Business Day, on the immediately following Business Day) (each such date, an “Honor Date”), the Company shall reimburse the Bank in an amount equal to the amount of such drawing. However, where a drawing takes place in a currency other than US dollars, it is understood that the Company shall reimburse the bank in the currency of the Credit within two business days following receipt of such notice from the Bank.

6.2	If the Company fails to so reimburse the Bank on the Honor Date then the Company shall pay interest on the unreimbursed amount at a rate per annum of LIBOR plus 1% (plus Reserve Asset Costs, if any) from the Honor Date until the date of reimbursement by the Company.

6.3	Any interest accruing under this paragraph 6 shall be immediately payable by the Company on demand by the Bank. Overdue interest shall be payable at a rate of LIBOR plus 2%.

6.4	Interest due from the relevant Company under this Letter shall:

(a)	be calculated and accrue from day to day;

(b)	be calculated on the basis of the actual number of days elapsed and a 360 day year (or such other day count convention as is market practice for the relevant currency); and

(c)	be payable both before and after judgment.

7.	Fees

The Fees that the Companies are obliged to pay to the Bank in connection with Facility Number 2 have been separately agreed between the parties in the Facility Fee Letter dated on or around the date of this Letter.

8.	Representations and Warranties

Each Company represents and warrants to the Bank on the date of its acceptance of this Letter as follows.

(a)	It (i) is duly organised, validly existing and (to the extent applicable) in good standing under the laws of its jurisdiction of incorporation or organisation, (ii) is duly qualified to do business and (to the extent applicable) in good standing in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, (iii) has the requisite corporate power and authority and the right to own and operates it properties, to lease the property it operates under lease, and to conduct its business as now and proposed to be conducted, and (iv) has obtained all material licenses, permits, consents or approvals from or by, and has made all filings with, and given all notices to, all governmental authorities having jurisdictions, to the extent required for such ownership, operation and conduct (including, without limitation, the consummation of transactions contemplated by this Letter and the other Facility Documents) as to each of the foregoing, except in each case referred to in clauses (ii) and (iv) where the failure to do so would not have a material adverse effect on the financial condition of the Group.

(b)	The execution, delivery and performance by it of this Letter and any other Facility Document to which it is a party and the consummation of the transactions contemplated hereby, are within that Company’s corporate powers, have been duly authorised by all necessary corporate action, and do not contravene that Company’s constitutional documents. Nor do any of them contravene (i) any law or (ii) any contractual restriction binding on or affecting that Company in a way that has, or that the Bank might reasonably expect to have, a Material Adverse Effect.

(c)	No authorisation or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any third party is required for the due execution, delivery and performance by that Company of this Letter, any other Facility Document to which it is a party or in respect of any Credit, except for filings necessary to perfect the lien under the Pledge Agreement and those authorisations, approvals, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect and except where the failure to obtain such authorizations, approvals, actions, notices and filings does not and would not reasonably be expected to have a Material Adverse Effect.

(d)	This Letter and the other Facility Documents to which it is party have been duly executed and delivered by that Company and constitute the legal, valid and binding obligation of that Company enforceable against that Company in accordance with their respective terms, subject to (i) the effect of any applicable bankruptcy, insolvency, reorganisation, moratorium or similar law affecting creditors’ rights generally and (ii) the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

(e)	The consolidated financial statements included in the most recent 10Q filing of the Group, copies of which have been furnished to the Bank, fairly present the consolidated financial condition of the Group in accordance with generally accepted accounting principles consistently applied. Since the date of such filing there has been no material adverse change to the financial condition or property of that Company or of the Group.

(f)	There is no pending or, to the knowledge of that Company, threatened action, suit, investigation, litigation or proceeding affecting any member of the Group before any court, governmental agency or arbitrator that could be reasonably likely to have a Material Adverse Effect.

9.	Undertakings

Each Company undertakes to the Bank that it shall:

(a)	post each annual 10K filing on www.sec.gov when it is available and in any event within 90 days of its financial year end;

(b)	post each 10Q filing on www.sec.gov when it is available and in any event within 45 days of the end of the relevant quarter;

(c)	promptly upon it becoming aware of the event, provide the Bank with notice of any change in that Company’s ownership structure such that its ultimate parent (as at the date of this letter) ceases to own, directly or indirectly, a majority of the equity of the Company, or upon any announcement of such a restructuring by the parent.

The occurrence of any such event in Section 9(c) above shall entitle the Bank, in its reasonable discretion, to terminate Facility Number 2; provided however that (x) in determining whether or not to terminate Facility Number 2, the Bank will take into consideration the identity of the new owner and whether such new owner violates the Bank’s anti-money-laundering, know-your-customer and/or credit policies and procedures and (y) if the Bank so requests, the Company agrees to provide (or procure the provision by the new owner) to the Bank such documents, information and other evidence as the Bank may reasonably request in order to comply with the Bank’s anti-money-laundering, know-your-customer and credit policies and procedures in relation to the new owner.

10.	Costs and Expenses

Each Company undertakes to indemnify the Bank, within five business days after receipt of an invoice, for and against all actions, proceedings, losses, damages, charges, costs, expenses, claims and demands which the Bank may incur, pay or sustain (except to the extent resulting from the Bank’s or its affiliate’s gross negligence or wilful misconduct) in connection with this Letter (including non-exclusively the cost of all registrations and any other legal fees that the Bank reasonably incurs in relation to Facility Number 2).

11.	Certificates

Any demand, notification or certificate issued by the Bank specifying any amount due under this Letter or any Facility Document or any determination of any ratio shall, in the absence of manifest error, be conclusive and binding on the Company.

12.	Miscellaneous

12.1	Any of the following events shall constitute an Event of Default:

(a) any Company fails to pay on its due date any amount payable by it under this Letter (including pursuant to Sections 6.1, 6.2, 7 or 10 hereof) within three Business Days of its due date;

(b) any Company fails to perform or observe any other covenant or agreement (not specified in Section 12.1(a) above) under any Facility Document on its part to be performed or observed and such failure continues for fifteen (15) days after receipt by such Company of written notice thereof by the Bank; or

(c) any representation or warranty made by that Company in any Facility Document to which it is party shall be incorrect in any material respect when made.

12.2	While an Event of Default is continuing, the Bank may at any time terminate the availability of Facility Number 2 to any or all of the Companies.

12.3	The rights of the Bank under this Letter and the Facility Documents may be exercised as often as necessary; are cumulative and not exclusive of its rights under the general law; and may be waived only in writing and specifically. Delay in exercising or non-exercise of any such right is not a waiver of that right.

12.4	If any provision of this Letter or any Facility Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect (i) the legality, validity or enforceability in that jurisdiction of any other provision of that document; or (ii) the legality, validity or enforceability in any other jurisdiction of that or any other provision of that document.

12.5	In no event shall the Bank be liable on any theory of liability for any special, indirect, consequential or punitive damages and each Company hereby waives, releases and agrees (for itself and on behalf of the other members of the Group) not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its or their favour.

12.6	The Bank may set off any obligation of a Company under the Facility Documents to which it is a party or in respect of any Credit (whether present or future, actual or contingent) against any obligation owed by the Bank to such Company or Citibank N.A., regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Bank may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

12.7	The terms of this Letter may not be waived, modified or amended unless such waiver, modification or amendment is in writing and signed by you nor may a Company assign any of its rights hereunder without the prior written consent of the Bank.

12.8	Clauses 9 and 10 of the Master Agreement shall apply in respect of this Letter, with necessary changes.

13.	TAX: INCREASED COSTS

13.1	Tax gross-up: (a) The Company shall make all necessary payments without any Tax Deduction, unless a Tax Deduction is required by law. (b) The Company shall promptly upon becoming aware it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Bank accordingly. (c) If a Tax Deduction is required by law to be made by the Company, the amount of the payment due from the Company shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required, subject to the Bank providing the Company with any documentation and/or information requested by the Company to determine applicable Tax Deduction. (d) If the Company is required to make a Tax Deduction, the Company shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law. (e) Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Company shall deliver to the Bank evidence reasonably satisfactory to the Bank that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

13.2	Tax indemnity

(a)	The Company shall (within three Business Days of demand by the Bank) pay to the Bank an amount equal to any loss, liability or cost which the Bank determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Bank in respect of any Facility Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on the Bank:

(1)	under the law of the jurisdiction in which the Bank is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Bank is treated as resident for tax purposes; or

(2)	under the law of the jurisdiction in which the Bank’s facility office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Bank; or

(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under clause 13.1 (Tax gross-up).

13.3	Stamp taxes: The Company shall (within three Business Days of demand by the Bank) pay to the Bank an amount equal to any cost, loss or liability the Bank incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Facility Document.

13.4	VAT: All amounts expressed to be payable by the Company under any Facility Document shall be deemed to be exclusive of any value added tax, goods and services tax or similar tax, and if any such tax is or becomes chargeable on any supply made by to the Company under any Facility Document, the Company shall pay to the Bank (in addition to the consideration for such supply) an amount equal to the amount of such tax.

13.5	Increased costs: Subject to clause 13.6 (Exceptions) the Company shall, within three Business Days of a demand by the Bank, pay the Bank the amount of any Increased Costs incurred by the Bank or any of its Affiliates as a result of:

13.5.1	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or

13.5.2	compliance with any law or regulation,

made after the date of this Agreement.

13.6	Exceptions: Clause 13.5 (Increased costs) does not apply to the extent any Increased Cost is (a) attributable to a Tax Deduction required by law to be made by the Company, or (b) compensated for by clause 13.2 (Tax indemnity) (or would have been compensated for under clause 13.2 (Tax indemnity) but was not so compensated solely because any of the exclusions in clause 13.2(b) (Tax indemnity) applied).

13.7	FATCA Deduction:

13.7.1	Each Finance Party may make any FATCA Deduction it is required by FATCA to make, and any payment required in connection with that FATCA Deduction, and no Finance Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction. A Finance Party which becomes aware that it must make a FATCA Deduction in respect of a payment to another party (or that there is any change in the rate or the basis of such FATCA Deduction) shall notify that party and the Bank.

13.7.2	The Company shall (within three Business Days of demand) pay to a Finance Party an amount equal to the loss, liability or cost which that Finance Party determines will be or has been (directly or indirectly) suffered by that Finance Party as a result of another Finance Party making a FATCA Deduction in respect of a payment due to it under a Finance Document. This paragraph (b) shall not apply to the extent a loss, liability or cost is compensated for by an increased payment under clause 13.2 or paragraph(a) above.

13.7.3	A Finance Party making, or intending to make, a claim under paragraph (b) above shall promptly notify the Company.

14.	Definitions and Interpretation

14.1	Terms defined in any Facility Document shall have the same meanings when used in this Letter. Additionally, the following terms have the following meanings.

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company

Business Day means a day (other than a Saturday or a Sunday) on which banks are generally open in Dublin and London.

Code means the US Internal Revenue Code of 1986.

Correspondent mean, in relation to a Credit, a third party correspondent which has issued or, as the context requires, it is proposed will issue that Credit at the request of the Bank.

Facility Document/Documents means the documents specified in paragraphs 3(a) through 3(d) and any other document pursuant to which a security interest, guarantee or other form of credit support is created or exists in favour of the Bank in respect of the obligations of the Companies under this Letter.

FATCA means (a) sections 1471 to 1474 of the Code or any associated regulations or other official guidance (b) any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above or (c) any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Deduction means a deduction or withholding from a payment under a Facility Document required by FATCA.

Finance Party means the Bank and any Correspondent which issues a Payment Instrument.

Group means AXIS Capital Holdings Limited and each other person from time to time included in the consolidated financial statements of AXIS Capital Holdings Limited filed with the Securities and Exchange Commission.

Holding Company means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

Increased Cost means:

(a) a reduction in the rate of return from the Facility or on the overall capital of the Bank or any of its Affiliates;

(b) an additional or increased cost; or

(c) a reduction of any amount due and payable under the Facility,

which is incurred or suffered by the Bank or any of its Affiliates to the extent that it is attributable to the Bank funding or performing its obligations under the Facility.

LIBOR means the overnight rate for US Dollars which appears on the screen display designated “Reuters Screen LIBOR01” on the Reuters Service (or such other screen display or service as may replace it for the purpose of displaying the relevant British Bankers’ Association Interest Settlement Rates for deposits in US Dollars in the London interbank market) at or about 11.00 a.m. on the relevant day.

Material Adverse Effect means an event or circumstance having a material adverse effect on (i) the financial condition of ASL or the Group; or (ii) the legality, validity or enforceability of any Finance Document against any Company.

Pledge Agreement means the pledge agreement from ASL in favour of the Bank dated 14 May 2010 as amended from time to time.

Subsidiary means a subsidiary within the meaning of section 1159 of the Companies Act 2006, and for this purpose if any shares are held by way of security, the person providing that security shall be treated as the member of the relevant company unless and until that security is realised, notwithstanding that the beneficiary of that security (or a nominee of that beneficiary) may be registered as a member of the relevant company.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Facility Document.

14.2	In this Letter (unless otherwise provided):

(a)	words importing the singular shall include the plural and vice versa;

(b)	references to:

(i)	paragraphs are to be construed as references to the paragraphs of this Letter;

(ii)	any document shall be construed as references to that document, as amended, varied, novated or supplemented;

(iii)	any statute or statutory provision shall include any statute or statutory provision which amends, extends, consolidates or replaces the same;

(iv)	any document or person being acceptable or approved or satisfactory shall be construed as meaning acceptable to or approved by or satisfactory to the Bank in its sole discretion;

(v)	a person shall be construed so as to include that person’s assignors, transferees or successors in title and shall be construed as including references to an individual, firm, partnership, joint venture, company, corporation, body corporate, unincorporated body of persons or any state or any agency of a state; and

(vi)	time are to London time.

14.3	The headings in this Letter are for convenience only and shall be ignored in construing this Letter.

15	Governing Law

15.1	This Letter shall be governed by English law and for the benefit of the Bank the Companies irrevocably submit to the jurisdiction of the English Courts in respect of any dispute which may arise from or in connection with this Letter or any Credit.

15.2	A person who is not a party to this Letter has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any terms of this Letter.

15.3	Each Company designates the address below as its address for service of all claim forms, application notices, judgments, orders or other notices of English legal process relating to this Letter and any other Facility Document governed by English law.

c/o AXIS Specialty London

4th Floor, Plantation Place south

60 Great Tower Street

London EC3R 5AZ

United Kingdom

Items served at this address must be marked for the attention of the relevant Company.

15.4	All Companies must have the same address for service and it must be an address in London, United Kingdom. If the Companies wish to change their address for service, ASL may do so by giving the Bank at least 10 Business Days’ written notice of the new address for service.

[Signatures Follow]

Yours faithfully,

/s/ Niall Tuckey, Director
For Citibank Europe Plc

We hereby confirm our agreement to the above:

We agree to the terms set out in this letter.

For and on behalf of

AXIS Specialty Limited

/s/ Jose Osset
Name: Jose Osset
Title: Sr. Vice President and Treasurer

We agree to the terms set out in this letter.

For and on behalf of

AXIS Re SE

/s/ Tim Hennessy
Name: Tim Hennessy
Title: CEO and Director

We agree to the terms set out in this letter.

For and on behalf of

AXIS Specialty Europe SE

/s/ Tim Hennessy
Name: Tim Hennessy
Title: CEO and Director

We agree to the terms set out in this letter.

For and on behalf of

AXIS Insurance Company

/s/ Andrew M. Weissert
Name: Andrew M. Weissert
Title: General Counsel

We agree to the terms set out in this letter.

For and on behalf of

AXIS Surplus Insurance Company

/s/ Andrew M. Weissert
Name: Andrew M. Weissert
Title: General Counsel

We agree to the terms set out in this letter.

For and on behalf of

AXIS Reinsurance Company

/s/ Andrew M. Weissert
Name: Andrew M. Weissert
Title: General Counsel